Exhibit 10.15a

AMENDMENT TO
JAMES RIVER COAL COMPANY SEVERANCE AND RETENTION PLAN

THIS AMENDMENT is made as of the ___ day of December, 2008, by JAMES RIVER COAL COMPANY (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company maintains the James River Coal Company Severance and Retention Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to comply with certain provisions of the final regulations under Section 409A of the Code (“Section 409A”) and for certain other purposes.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Plan is hereby amended as follows:

1.           The definition of Good Reason in Article 2.1 is amended by deleting the present definition in its entirety and substituting the following in lieu thereof:

““Good Reason” shall mean the occurrence (without Participant’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless in the case of any Company act or failure to act described below, such act or failure to act is corrected  by the Company within thirty (30) days after written notice thereof by the Participant to the Company.

(a)           a material reduction in Participant’s duties or responsibilities; provided, however, that the fact that Participant’s employment after a Change in Control shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material diminution in Participant’s duties or responsibilities for purposes of this paragraph;

(b)           a material reduction in Participant’s base salary;

(c)           the relocation or Participant’s office from its location on the Effective Date to a location more than 35 miles away; or

(d)           the Company’s material breach of any other provision of this Plan.

Participant’s right to terminate Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness, except for a Disability.

Any claim of Good Reason shall be communicated by Participant to the Company in writing within ninety (90) days of the occurrence of the event giving rise to Participant’s claim and shall specifically identify the factual details concerning the event(s) giving rise to Participant’s claim of Good Reason.  The Company shall have an opportunity of at least thirty (30) days to cure any claimed event of Good Reason prior to the specified Date of Termination.”

2.           Section 5.1(c) is amended by deleting that paragraph in its entirety and substituting the following:

“(c)                    The group medical and dental plan and group term life insurance coverages provided to Severance Participant at his Date of Termination shall be continued at the same level as for active employees and in the same manner as if his employment had not terminated, beginning on the Date of Termination and continuing for the Severance Period.  Any additional coverages Severance Participant had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts.  Any costs Severance Participant was paying for such coverages at the time of termination shall be paid by Severance Participant by separate check payable to the Company each month in advance.  If the terms of the group term life insurance plan, or the laws applicable to such plan, do not permit continued participation by Severance Participant, then the Company will pay Severance Participant a lump sum amount equal to the costs of such coverage(s) for the applicable Severance Period.  If the terms of the group health and dental plans referred to in this subsection do not permit continued participation by Severance Participant as required by this subsection, or if the health and dental benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h)), then the Company shall (A) pay to Severance Participant a lump sum payment within thirty (30) days after Severance Participant’s Date of Termination equal to the number of months in the Severance Period, multiplied by the monthly rate for COBRA coverage under the health and dental plans that, as of the Severance Participant’s Date of Termination, is being paid by former active employees for the level of coverage that applies to Severance Participant and his dependents, minus the amount active employees are then paying for such coverage, and (B) to the extent permitted under the applicable plans, permit Severance Participant and his dependents to elect to participate in the health and dental plans for the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period.  The coverages provided for in this Section shall be applied against and reduce the period for which COBRA coverage will be provided.”

3.           Section 5.4 is amended by adding the following sentence prior to the first sentence of such section:

“This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception.  ”

4.           Article Seven is amended by adding the following as a new Section 7.2:

7.2           Claims Procedure When Benefits Are Disputed

(a)           Claims for Benefits.  A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan to the Committee.  The claim shall be reviewed, and the claimant shall be notified in writing of the Committee’s decision within ninety (90) days following the date the Committee receives the claim.  If special circumstances are involved, this ninety (90) day period may be extended for up to an additional ninety (90) days.  If such an extension is necessary, the claimant shall receive written notice of the extension before the end of the initial ninety (90) day period.

If the claim is denied, the notice shall explain the reason for the denial, quoting the sections of the Plan or other pertinent documents, if any, used to arrive at this decision; provide a description of any additional material or information that would be helpful to the Committee in further review of the claim and reasons why such material or information is necessary; and provide an explanation of the claims review procedure.

(b)           Appeals.  If a claimant is not satisfied with the decision of the Committee regarding the claim, the claimant may appeal the decision of the Committee by filing a written request with the Committee.  This written request must be filed with the Committee within sixty (60) days following the date the claimant receives the written decision of the Committee.  The claimant may review any applicable documents and may also submit points of disagreement or other comments in writing.   The Committee, in its discretion, may schedule a meeting with the Participant and/or his or her representative within sixty (60) days after the claimant has filed the request for review.  Within sixty (60) days of the date of the receipt of the request for review by the Committee, the claimant shall receive written notice of the Committee’s final decision.  However, if a hearing is held or there are other special circumstances involved, the decision shall be given no later than one hundred and twenty (120) days following the date the Committee receives the appeal.  If such an extension of time is necessary, the claimant shall receive written notice of the extension before it begins.

(c)           The Committee shall interpret this Section 7.2 such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I of ERISA.

5.           Except as expressly provided herein, the Plan shall remain in full force and effect.

This Amendment to the Plan shall be effective as of the date hereof, subject to the transition rules of Section 409A.

IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first written above.

James River Coal Company

By: /s/ Samuel M. Hopkins II
Name: Samuel M. Hopkins II
Title: Vice President

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